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[LOGO] Sandler O'Neill                                  INVESTMENT BANKING GROUP
       & Partners, L.P.         ------------------------------------------------
                                   919 Third Avenue, 6th Fl., New York, NY 10022
                                                  Tel: 212.466.7700/800.635.6855
                                                              Fax:  212.466.7711



November 16, 2004


Board of Directors
Brooklyn Federal Savings Bank
81 Court Street
Brooklyn, New York  11201-5003

Attention:      Mr. Angelo J. Di Lorenzo
                President and Chief Executive Officer
                -------------------------------------

Gentlemen:

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to Brooklyn Federal Savings Bank (the "Bank") in connection with the Bank's proposed reorganization into mutual holding company form (the "Reorganization"), including the offer and sale of certain shares of the common stock (the "Common Stock") of a newly organized middle-tier stock holding company (the "Holding Company") to the Bank's eligible account holders in a Subscription Offering and to members of the Bank's community in a Direct Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Common Stock are sold in the Offerings. This letter is to confirm the terms and conditions of our engagement.

ADVISORY SERVICES

        Sandler O'Neill will act as a consultant and advisor to the Bank and will work with the Bank's management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

        1. Consulting as to the securities market implications of any aspect of the Plan of Reorganization or related corporate documents;

        2. Reviewing with the Board of Directors the financial impact on the Bank of the independent appraiser's appraisal of the common stock;

        3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);


      Sandler O'Neill & Partners, L.P., is a limited partnerhsip, the sole general partner of which is Sandler O'Neill & Partners Corp., a New York Corporation.


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Brooklyn Federal Savings Bank
November 16, 2004
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        4.      Assisting in the design and implementation of a marketing
                strategy for the Offerings;

        5. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

        6. Providing such other general advice and assistance as may be requested to promote the successful completion of the Reorganization.

FEES

        If the Reorganization is consummated, the Bank agrees to pay Sandler O'Neill for its services a fee of (a) one and one-quarter percent (1.25%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and Direct Community Offering (the "Aggregate Offering Proceeds") if the Aggregate Offering Proceeds are equal to or less than $40 million, or (b) one percent (1.0%) of the Aggregate Offering Proceeds if the Aggregate Offering Proceeds are in excess of $40 million, excluding in each case shares purchased by (i) any employee benefit plan of the Holding Company or the Bank established for the benefit of their respective directors, officers and employees, and (ii) any director, officer or employee of the Holding Company or the Bank or members of their immediate families.

        If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Reorganization is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder; however, the Bank shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder and for any fees and expenses incurred by Sandler O'Neill on behalf of the Bank pursuant to the second paragraph under the section captioned "Costs and Expenses" below.

        All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Reorganization, or upon the termination of Sandler O'Neill's engagement hereunder or termination of the Reorganization, as the case may be. In recognition of the long lead times involved in the reorganization process, the Bank agrees to make an advance payment to Sandler O'Neill in the amount of $25,000, payable upon execution of this letter, which shall be credited against any fees or reimbursement of expenses payable hereunder. In the event that the advance payment exceeds the amount due in payment of fees and reimbursement of expenses hereunder, the excess shall be refunded to the Bank.

SYNDICATED COMMUNITY OFFERING

        If any shares of the Common Stock remain available after the expiration of the Subscription

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Brooklyn Federal Savings Bank
November 16, 2004
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Offering and Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. With respect to any shares of the Common Stock sold by Sandler O'Neill or any other NASD member firm under any selected dealers agreements in a Syndicated Community Offering, the Bank agrees to pay Sandler O'Neill for its services: (a) the sales commission payable to the selected dealer under such agreement and (b) a management fee to Sandler O'Neill of one percent (1.0%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Syndicated Community Offering. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreements to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 6.5%. Sandler O'Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Reorganization, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Bank's common stock.

COSTS AND EXPENSES

        In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Reorganization is consummated, including, without limitation, legal fees, advertising, promotional, syndication and travel expenses, up to a maximum of $50,000; PROVIDED, HOWEVER, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

        As is customary, the Bank will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants, conversion agent and other advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Reorganization is consummated.

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Brooklyn Federal Savings Bank
November 16, 2004
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DUE DILIGENCE REVIEW

        Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank and the Holding Company, and their respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company. The Bank and the Holding Company acknowledge that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their directors, trustees, officers, employees, agents, independent accountants and counsel.

BLUE SKY MATTERS

        The Bank agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause its counsel to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.

CONFIDENTIALITY

        Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation or legal process, Sandler O'Neill agrees that it will treat as confidential all material, non-public information relating to the Bank obtained in connection with its engagement hereunder (the "Confidential Information"), whether or not the Reorganization is consummated. As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

INDEMNIFICATION

        Since Sandler O'Neill will be acting on behalf of the Bank and the Holding Company in connection with the Reorganization and the Offerings, the Holding Company and the Bank agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act

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Brooklyn Federal Savings Bank
November 16, 2004
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of 1933 or Section 20 of the Securities Exchange Act of 1934 (Sandler O'Neill
and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the Offerings or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; PROVIDED, HOWEVER, that the Bank and the Holding Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Reorganization and Offerings bears to that of Sandler O'Neill.

DEFINITIVE AGREEMENT

        Sandler O'Neill and the Bank agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the holding companies and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses", (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Offerings relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions consistent herewith.

        Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel,
(iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler

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Brooklyn Federal Savings Bank
November 16, 2004
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O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to December 31, 2005.

        Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                         Very truly yours,

                                         Sandler O'Neill & Partners, L.P.
                                         By: Sandler O'Neill & Partners Corp.,
                                             the sole general partner



                                         By:  /s/ Catherine A. Lawton
                                            ----------------------------------
                                              Catherine A. Lawton
                                              Vice President


Accepted and agreed to as of
the date first above written:

Brooklyn Federal Savings Bank


By:  /s/ Angelo J. Di Lorenzo
     -----------------------------
     Angelo J. Di Lorenzo
     President and Chief Executive Officer